SMITH BARNEY MASSACHUSETTS MUNICIPALS FUND
                        10f-3 REPORT
           June 1, 1997 through November 30, 1997


                                                  % of
Trade                        Par              Purchase Fund
% of
Issuer              Date Selling Dealer      Amount
Price     Assets    Issue

Massachusetts State G.O. 7/25/97   Goldman Sachs
$1,750,000     $96.329   2.74%     1.20%
5.00% due 8/1/2017

Massachusetts Port. Auth.     8/16/97   Bear Stearns
1,000,000   95.769  1.61 2.29
5.375% due 7/1/2027

Mass Health & Ed. Partners    9/21/97   J.P. Morgan
1,000,000   97.225  1.61 3.95
5.375% due 7/1/2024

Puerto Rico Infrastructure    11/21/97  Bear Stearns
450,000     95.770  0.71 3.38
5.000% due 7/1/2028      Raymond James